Exhibit 5.1

October 31, 2025

New Horizon Aircraft Ltd.

3187 Highway 35

Lindsay, Ontario K9V 4R1

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3 of New Horizon Aircraft Ltd. (the “Company”)

We have acted as Canadian counsel to the Company, a company continued pursuant the laws of British Columbia, in connection with the Registration Statement on Form S-3 (File No. 333-285000) (the “Registration Statement”), the base prospectus filed on March 17, 2025 and declared effective on March 25, 2025 (the “Base Prospectus”), and the prospectus supplements filed March 26, 2025, June 27, 2025 and October 31, 2025 (such prospectus supplements, together with the Base Prospectus, the “Prospectus”), relating to the issuance and sale of up to US$50,000,000 of Class A ordinary shares, without par value (the “Common Shares”) that may be sold from time to time under the Prospectus, pursuant to the Capital on Demand™ Sales Agreement, dated February 14, 2025 with JonesTrading Institutional Services LLC (such agreement, the “Sales Agreement”). We are advised that as an aggregate value of US$14,875,463 of Common Shares have been sold to date under the Sales Agreement, additional Common Shares having a maximum aggregate value of US$35,124,537 may be sold under the Prospectus (the “Placement Shares”).

In connection with giving this opinion, we have examined, among other things: (a) the Registration Statement (including exhibits thereto) and the Prospectus; (b) the Company’s notice of articles (the “Notice of Articles”), as in effect on the date hereof; (c) the Company’s articles (together with the Notice of Articles, the “Constating Documents”), as in effect on the date hereof; (d) copies of the resolutions of the Company’s Board of Directors relating to the Registration Statement, Prospectus and Placement Shares and other matters; and (e) a certificate of an officer of the Company dated the date hereof with respect to certain factual matters referred to herein.

We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

Gowling WLG (Canada) LLP Suite 2300, 550 Burrard Street, Bentall 5 Vancouver, British Columbia V6C 2B5 Canada	T +1 (604) 683-6498 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also assumed that, at the time of issuance of any additional Placement Shares:

(a)	the Constating Documents and the Applicable Law (defined below) shall not have been amended so as to affect the validity of such issuance;

(b)	the Registration Statement, as finally amended (including all necessary post-effective amendments), has become and remains effective under the Securities Act of 1933, as amended (the “Securities Act”);

(c)	the Prospectus with respect to the applicable Placement Shares has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(d)	all Placement Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and

(e)	the Sales Agreement with respect to Placement Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, and is a legally valid and binding obligation of the parties thereto.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein (the “Applicable Law”).

Based and relying upon and subject to the foregoing, we are of the opinion that the offer and sale of the Placement Shares has been duly authorized by the Company and, when the Placement Shares are issued and paid for in accordance with the terms of the Sales Agreement, the Placement Shares will be validly issued, fully paid and non-assessable Common Shares in the authorized share structure of the Company.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

This opinion is delivered exclusively for the use of the person to whom it is addressed and is not to be used or relied upon by third parties.

Yours truly,

/s/ GOWLING WLG (CANADA) LLP